Exhibit 23.2

ARMANDO C. IBARRA Certified Public Accountants A Professional Corporation

Members of the California Society of Certified Public Accountants

June 14, 2006

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of August 16, 2005, on the audited consolidated financial statements of Seychelle Environmental Technologies, Inc., as of February 28, 2005 and February 29, 2004, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Armando C.Iberra_________
ARMANDO C. IBARRA, C.P.A.